EX-99.CODE

Sarbanes-Oxley Act Code of Ethics

This SOX Code for the Funds has been adopted regarding the Covered Officers for the purpose of deterring wrongdoing and promoting:

◾	honest and ethical conduct, including the ethical handling of actual or apparent conflicts of interest between personal and professional relationships,

◾	full, fair, accurate, timely, and understandable disclosure in reports and documents that a registrant files with, or submits to, the SEC and in other public communications made by the Funds,

◾	compliance with applicable laws and governmental rules and regulations,

◾	prompt internal reporting of violations of this SOX Code to an appropriate person or persons identified in this SOX Code, and

◾	accountability for adherence to this SOX Code.

This SOX Code shall be the sole code of ethics adopted by the Funds for the purposes of section 406 of the Sarbanes-Oxley Act and the rules and forms applicable to registered investment companies thereunder. Insofar as other policies or procedures of the Funds, TIMCO, MetWest or TFD govern or purport to govern the behavior or activities of the Covered Officers who are subject to this SOX Code, they are superseded by this SOX Code to the extent that they overlap or conflict with the provisions of this SOX Code. The Funds’, TIMCO’s, MetWest’s and TFD’s codes of ethics under Rule 17j-1 under the 40 Act and TIMCO’s and MetWest’s more detailed policies and procedures set forth in the Code of Ethics are separate requirements that apply to the Covered Officers and others and are not part of this SOX Code.

Each Covered Officer of a Fund must, as applicable:

◾	upon being named a Covered Officer affirm in writing to the board that he or she has received, read and understands this SOX Code,

◾	avoid situations when a Covered Officer’s private interest interferes with the interests of, or service to, a Fund,

◾	not use his or her personal influence or personal relationships improperly to influence investment decisions or financial reporting by a Fund, including where the Covered Officer would benefit personally to the detriment of the Fund,

◾	not cause a Fund to take action, or fail to take action, for the individual personal benefit of the Covered Officer rather than the benefit of the Fund,

◾	not use material non-public knowledge of portfolio transactions made or contemplated for a Fund to trade personally or cause others to trade personally in contemplation of the market effect of such transactions,

◾	report at least annually any directorships or other affiliations with other public companies,

◾	obtain approval from (i) their supervisor and (ii) any of the applicable Fund Chief Compliance Officer, the Chief Risk Officer or General Counsel upon the receipt of any entertainment from any company with which a Fund has current or prospective business dealings unless such entertainment is business-related, reasonable in cost, appropriate with regard to time and place, and not so frequent that questions of impropriety arise. Where the CEO of TCW Group is considered a Covered Person under these policies, and therefore has no direct supervisor, the foregoing approval shall require two of the persons named under (ii) above,

◾	annually affirm to the relevant board that he or she has complied with the requirements of this SOX Code,

◾	not retaliate against any Covered Officer or employee of the Funds or their Affiliated Persons for reports of potential violations that are made in good faith, and

◾	notify the General Counsel promptly if he knows of any violation of this Code. Failure to do so is itself a violation of this SOX Code. The General Counsel will promptly notify the Chief Compliance Officer of the Fund of any reported violations of this SOX Code.

Further, each Covered Officer:

◾	should refrain from accepting gifts of more than a de minimis value from providers of goods and services to a Fund.

◾	should be familiar with the disclosure requirements generally applicable to each Fund.

◾	should not knowingly misrepresent, or cause others to misrepresent, facts about a Fund to others, whether within or outside the Fund, including to a Fund’s board and auditors, or to governmental regulators and self-regulatory organizations.

◾	should, to the extent appropriate within his or her area of responsibility, consult with other officers and employees of the Funds and TIMCO or MetWest, applicable, with the goal of promoting full, fair, accurate, timely, and understandable disclosure in the reports and documents that the Funds file with, or submit to, the SEC and in other public communications made by the Funds.

◾	is responsible for promoting compliance with the standards and restrictions imposed by applicable laws, rules, and regulations.

The foregoing requirements shall not prevent the participation of the Covered Officers in activities inherent in the contractual relationship between each fund and TIMCO or MetWest, as applicable, such as contract negotiation, and, if addressed in conformity with the provisions of the 40 Act and the Advisers Act, will be deemed to have been handled ethically.

The following conflicts of interest situations involving a Covered Officer must be approved by (i) the Chief Risk Officer or Chief Administrative Officer of the Firm and (ii) one of the General Counsel or Chief Compliance Officer of the applicable Fund.

◾	service as a director on the board of any public company,

◾	service as an executor, trustee, guardian, conservator, general partner or other fiduciary, or any appointment as a consultant in connection with fiduciary or active money management matters exclusive of appointments involving personal estates or service on the board of a charitable, civic, or nonprofit company where the Covered Officer does not act as an investment advisor for the entity’s assets,

◾	any ownership interest in, or any consulting or employment relationship with, any service providers of a Fund, as applicable, other than its investment adviser, principal underwriter, or any Affiliated Person thereof, with the exception that nothing herein shall prevent a Covered Officer from acquiring publicly traded securities of a service provider in a market transaction, and

◾	a direct or indirect financial interest in commissions, transaction charges, or spreads paid by a Fund for effecting portfolio transactions or for selling or redeeming shares other than an interest arising from the Covered Officer’s employment, such as compensation or equity ownership.

Any approvals or waivers sought by a Covered Officer that is not covered above will be submitted for consideration by the Audit Committee of the relevant Fund. In addition, the Funds will follow these procedures in investigating and enforcing this SOX Code.

◾	The General Counsel will take all appropriate action to investigate any reported violations.

◾	If, after such investigation, the General Counsel believes that no violation has occurred, the General Counsel is not required to take any further action.

◾	Any matter that the General Counsel believes is a violation will be reported to the Audit Committee and to the Chief Compliance Officer.

◾	If the Audit Committee concurs that a violation has occurred, it will inform the board, which will consider appropriate action, which may include (i) review of, and appropriate modifications to, applicable policies and procedures, (ii) notification to appropriate personnel of TIMCO, MetWest or their board, as applicable, or (iii) a recommendation to dismiss the Covered Officer.

◾	The Audit Committee will be responsible for granting waivers, as appropriate.

◾	Any changes to, or waivers of, this SOX Code will, to the extent required, be disclosed as provided by SEC rules.

Material amendments to this SOX Code must be in written form and specifically approved or ratified by a majority vote of a Fund’s board, including a majority of independent directors.

All reports and records prepared or maintained pursuant to this SOX Code will be considered confidential and shall be maintained and protected accordingly. Except as otherwise required by law or this SOX Code, such matters shall not be disclosed to anyone other than the appropriate board, their counsel, counsel to the relevant Funds, and such persons at TCW who should know in the reasonable course of their duties.

This SOX Code is intended solely for the internal use by the funds and does not constitute an admission, by or on behalf of any Fund, with regard to any fact, circumstance, or legal conclusion.